                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
     240.14a-12

                          Harken Energy Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          Harken Energy Corporation
- --------------------------------------------------------------------------------
                 (Name of Persons(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         _______________________________________________________________________

         (2) Aggregate number of securities to which transaction applies:

         _______________________________________________________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         _______________________________________________________________________

         (4)  Proposed maximum aggregate value of transaction:

         _______________________________________________________________________

         (5)  Total fee paid:

         _______________________________________________________________________

[x]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:
         ___________________________________________________________

         (2)  Form, Schedule or Registration Statement No.:
         ___________________________________________________________

         (3)  Filing Party:
         ___________________________________________________________

         (4)  Date Filed:
         ___________________________________________________________

                           HARKEN ENERGY CORPORATION
                     5605 N. MACARTHUR BOULEVARD, SUITE 400
                              IRVING, TEXAS  75038

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 1996

         Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Harken Energy Corporation, a Delaware corporation ("Harken"), will be held at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas 77079, on Tuesday, June 11, 1996, at 5:00 p.m., local time, for the following purposes:

         (1) To approve an amendment to Harken's Certificate of Incorporation increasing the number of authorized shares of common stock, $.01 par value per share (the "Common Stock"), from 100,000,000 to 125,000,000;

         (2) To approve an amendment to the Harken Energy Corporation 1993 Stock Option and Restricted Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 3,000,000 to 4,000,000;

         (3) To elect three Class C Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 1999 Annual Meeting of Stockholders and until their respective successors shall be duly elected and qualified; and

         (4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 22, 1996 as the date of record for determining the stockholders entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and any adjournment or postponement thereof.

         Harken's Annual Report on Form 10-K/A, a Proxy Statement containing information relating to the matters to be acted upon at the Annual Meeting and a form of Proxy accompany this Notice.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. Your vote is important. The giving of such proxy does not affect your right to revoke it later or vote your shares in person if you should attend the Annual Meeting.

                                        By Order of the Board of Directors




                                        Larry E. Cummings
                                        Secretary

Irving, Texas
April 25, 1996

                           HARKEN ENERGY CORPORATION
                     5605 N. MACARTHUR BOULEVARD, SUITE 400
                              IRVING, TEXAS  75038


                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 1996


                            SOLICITATION OF PROXIES

         The accompanying proxy is solicited on behalf of the Board of Directors of Harken Energy Corporation, a Delaware corporation ("Harken"), in connection with the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas 77079 on Tuesday, June 11, 1996, at 5:00 p.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying Proxy will first be mailed to stockholders of record on or about April 25, 1996.


                       RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on April 22, 1996 as the Record Date (herein so called) for determining the holders of common stock, $.01 par value per share, of Harken ("Common Stock") entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting.
The shares of Common Stock are the only shares of capital stock entitled to vote at the Annual Meeting. On April 22, 1996, Harken had 77,988,688 shares of Common Stock outstanding.


                                 QUORUM; VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is presented or represented, any business may be transacted that might have been transacted at the meeting as originally called.

         On all matters (other than the election of directors) submitted to a vote of the stockholders at the Annual Meeting or any adjournment thereof, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on April 22, 1996. In the election of Directors, each holder of Common Stock will be entitled to cumulate his or her votes by voting the total number of shares of Common Stock held by such stockholder multiplied by the number of Directors to be elected, as such stockholder may see fit. Any holder of Common Stock who intends to cumulate his or her votes is required to give written notice of such intention to the Secretary of Harken on or before the day preceding the election at which such holder intends to cumulate his or her votes. Notice may be given on the Proxy. All holders of Common Stock may cumulate their votes if any holder has given such written notice. Discretionary authority to cumulate votes is not being solicited.

         Abstentions and broker non-votes will be treated as a vote against the proposed amendment to Harken's Certificate of Incorporation. Abstentions will be treated as a vote against and broker non-votes will have no effect on the amendment to the Harken Energy Corporation 1993 Stock Option and Restricted Stock Plan. Abstentions and broker non- votes will have no effect on the election of nominees to the Board of Directors.


                      ACTIONS TO BE TAKEN UNDER THE PROXY

         Proxies which are properly executed and returned will be voted at the meeting and any adjournment thereof in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows with respect to such matters:

         (1) FOR approval of an amendment to Harken's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 100,000,000 to 125,000,000;

         (2) FOR approval of an amendment to the Harken Energy Corporation 1993 Stock Option and Restricted Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 3,000,000 to 4,000,000; and

         (3) FOR election of management's three Class C Directors to serve until 1999.

         Each of the nominees for election as directors has agreed to serve if elected. Harken knows of no reason why any of the nominees for election as directors would be unable to serve. Should any or all of the nominees be unable to serve, all proxies returned to Harken will be voted in accordance with the best judgement of the persons named as proxies except where a contrary instruction is given.

         Harken knows of no other matters, other than those stated above, to be presented for consideration at the meeting. If, however, other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgement on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the meeting from time to time.


                               PROXY SOLICITATION

         The expense of the solicitation of proxies will be borne by Harken. Solicitation of proxies may be made in person or by mail, telephone or telegraph by directors, executive officers and other employees of Harken. Harken will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and Harken will reimburse such entities for their reasonable out-of-pocket expenses. Harken has retained the services of Georgeson & Company, Inc. to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the professional solicitation will be approximately $8,500 plus out-of-pocket expenses.


                              REVOCATION OF PROXY

         Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Secretary of Harken of such revocation; (b) by voting in person at the meeting; or (c) by executing and delivering to the Secretary of Harken a later dated proxy.

               PROPOSAL ONE: INCREASE IN AUTHORIZED CAPITAL STOCK

         Harken's Certificate of Incorporation provides for 100,000,000 shares of Common Stock. The proposed amendment to Harken's Certificate of Incorporation would amend the first paragraph of Article Four of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 shares to 125,000,000 shares. The text of this amended first paragraph of Article Four is set forth below:

                 "The aggregate number of shares which the Corporation shall have the authority to issue is one hundred thirty-five million (135,000,000), of which one hundred twenty-five million (125,000,000) shall be designated as Common Stock of the par value of One Cent ($.01) per share and ten million (10,000,000) shall be designated as Preferred Stock of the par value of One Dollar ($1.00) per share."

         At April 22, 1996, 77,988,688 shares of Common Stock were issued and outstanding and an additional 21,479,171 shares of Common Stock were reserved for future issuance, including issuance in connection with Harken's outstanding stock options, outstanding warrants and Harken's 8% Senior Convertible Notes which are convertible into Common Stock, leaving a balance of 532,141 shares of Common Stock available for other purposes. The Board of Directors believes that it is in the best interest of Harken to increase the authorized number of shares of Common Stock at this time. If the amendment to Harken's Certificate of Incorporation is adopted by the stockholders at the Annual Meeting, Harken will have 25,532,141 shares of Common Stock available for issuance in addition to the shares of Common Stock currently reserved for future issuance. Although Harken has not made any decision respecting the issuance of additional shares of Common Stock except as described below under "Conversion of Momentum Promissory Note," the Board of Directors believes that the proposed amendment to the Certificate of Incorporation will provide Harken with the additional flexibility for possible future financing transactions, acquisitions, employee benefit plans, and other corporate purposes.

         A principal strategy of Harken is to pursue opportunities for expansion through acquisitions. The Board of Directors believes that it is desirable to have additional authorized shares of Common Stock available for issuance in connection with possible future acquisitions. Although Harken continues to review numerous acquisition opportunities, Harken does not currently have any agreements or understandings regarding any possible future acquisitions which would require Harken to issue any shares of Common Stock. Having additional authorized shares of Common Stock available for issuance, however, provides Harken with greater flexibility should opportunities arise that require prompt action and may allow such shares to be issued without the delay and expense of seeking stockholder approval each time. Further authorization for the issuance of such Common Stock by a vote of the stockholders would not be solicited prior to such issuance unless required by law or regulation of applicable authority. In the event that shares of such Common Stock were issued, other than pursuant to a stock spilt or stock dividend, the percentage ownership of Harken of each stockholder would be proportionately reduced. No other rights of stockholders would be affected. Stockholders have no preemptive right to subscribe for or purchase any additional shares of Common Stock issued by Harken.

CONVERSION OF MOMENTUM PROMISSORY NOTE

         If the proposed amendment to the Certificate of Incorporation is approved by the stockholders at the Annual Meeting, Harken intends to use a portion of the increased number of authorized shares of Common Stock to convert an outstanding promissory note of Harken Exploration Company, a wholly owned subsidiary of Harken ("Harken Exploration"), in the principal amount of $13,000,000 (the "Momentum Note") held by Momentum Operating Co., Inc. ("Momentum) into shares of Common Stock. The Momentum Note was issued to Momentum pursuant to a Purchase and Sale Agreement (the "Purchase and Sale Agreement"), dated December 15, 1995, between Harken, Momentum and Harken Exploration. The transactions contemplated by the Purchase and Sale Agreement were consummated on December 21, 1995. Pursuant to the Purchase and Sale Agreement, Harken Exploration acquired all of Momentum's working interests in certain producing oil and gas leases located on approximately 6,800 acres in Hutchinson County, Texas, a gas gathering system located thereon, property and equipment related thereto and the surface rights to a 161 acre tract of land (the "Properties"), in exchange for, among other consideration, 2,500,000 shares of Common Stock of Harken (the "Purchase Shares"), $2,500,000 in cash and the Momentum Note. The consideration for the acquisition of the Properties was determined through arms-length negotiations between the parties. Harken stockholder approval was not required for this transaction. As a result of the acquisition of the Properties, the total assets of Harken increased by 40%, and the net present value of Harken's oil and gas reserves increased by over 250% to approximately $59 million.

         The Momentum Note, which was issued by Harken Exploration, bears interest at 5% per annum as to $8,000,000 in principal amount only, is secured by Harken Exploration's interest in the Properties (but is otherwise a non-recourse note) and has not been guaranteed by Harken. The Momentum Note matures and becomes payable in two stages. On November 7, 1996, $8,000,000 in principal amount of the Momentum Note, subject to adjustment as described below, will mature and become payable ("Maturity I"). The remaining $5,000,000 in principal amount of the Momentum Note, subject to adjustment as described below, is non-interest bearing and will mature and become payable ("Maturity II") on July 15, 1997; provided, however, that if the amount due at Maturity I is paid in shares of Common Stock as described below, such principal amount will mature and become payable on the earlier of (i) the expiration of 270 days following the date upon which the Securities and Exchange Commission declares effective a registration statement covering the resale of the shares of Common Stock issued at Maturity I or (ii) November 15, 1997.

         Pursuant to the Purchase and Sale Agreement, Harken Exploration (with the consent of Harken) may elect to convert the amounts due at either or both of Maturity I and Maturity II into shares of Common Stock, with the number of shares to be issued at Maturity I to be determined by dividing the amount due at Maturity I by the average of the closing prices of the Common Stock on the American Stock Exchange during the period beginning on January 22, 1996 and ending ten (10) trading days prior to Maturity I (the "Maturity I Average Trading Price") and the number of shares to be issued at Maturity II to be determined by dividing the amount due at Maturity II by the average of the closing prices of the Common Stock on the American Stock Exchange during the period beginning upon the date which a registration statement covering the resale of the shares of Common Stock issued at Maturity I is declared effective and ending ten (10) trading days prior to Maturity II (the "Maturity II Average Trading Price").

         The principal amount due at Maturity I is subject to adjustment as follows: (i) the principal amount due will be reduced by an amount equal to (x) the value of any title, mechanical or environmental defects with respect to the Properties discovered by Harken Exploration after closing and (y) the amount of costs, expenses, or losses suffered by Harken Exploration as a result of a breach of Momentum's representations and warranties contained in the Purchase and Sale Agreement, up to a maximum of $800,000; (ii) the principal amount will be adjusted in an amount equal to the difference between $500,000 and the net revenue which was received by Momentum with respect to sales of oil and gas from the Properties between July 1, 1995 and December 21, 1995; (iii) the principal amount will be adjusted in an amount equal to the difference between
(x) the greater of the amount realized by Momentum upon the sale of the Purchase Shares or the amount which could have been realized by Momentum if the Purchase Shares were sold at the Maturity I Average Trading Price and (y) $2.00 per share multiplied by the number of shares of Common Stock sold by Momentum between December 21, 1995 and Maturity I; (iv) the principal amount will be increased by a factor equal to 10% per annum of the weighted average of the daily differences between $5,000,000 and the aggregate proceeds received by Momentum upon the sale of the Purchase Shares; and (v) the principal amount will be increased by $200,000.

          The principal amount due at Maturity II is subject to adjustment as follows: (i) the principal amount will be adjusted by an amount equal to the difference between (x) the greater of the amount realized by Momentum upon the sale of the shares of Common Stock issued to Momentum at Maturity I or the amount which could have been realized by Momentum if such shares were sold at the Maturity II Average Trading Price and (y) Maturity I Average Trading Price multiplied by the number of shares of Common Stock sold by Momentum between Maturity I and Maturity II; and (ii) the principal amount will be increased by a factor equal to 10% per annum of the weighted average of the daily differences between $8,000,000 and the aggregate proceeds received by Momentum upon the sale of the shares of Common Stock issued to Momentum at Maturity I.

         Pro forma financial statements reflecting the acquisition of the Momentum Properties and audited statements of revenues and direct operating expenses of the Momentum Properties for the fiscal years ended July 31, 1993, 1994 and 1995 contained in Harken's Current Report on Form 8-K/A dated December 21, 1995, and the audited financial statements of Harken for the fiscal years ended December 31, 1993, 1994 and 1995 and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Harken's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995 (a copy of which is being distributed with this Proxy Statement) are hereby incorporated herein by reference. In addition, copies of the Purchase and Sale Agreement and the Momentum Note have been filed with the Securities and Exchange Commission as exhibits to Harken's Current Report on Form 8-K/A dated December 21, 1995 and are available free of charge upon written request directed to:
Harken Energy Corporation, 5605 N. MacArthur, Suite 400, Irving, Texas 75038,
Attention: Gregory S. Porter.

         If the proposed amendment to the Certificate of Incorporation is approved by the stockholders at the Annual Meeting, Harken currently intends to use a portion of the increased number of authorized shares of Common Stock to convert the amount due at Maturity I under the Momentum Note into shares of Common Stock. Harken is not able at this time to determine the exact number of shares of Common Stock which Harken may issue at Maturity I. However, as described above, the number of shares of Common Stock to be issued will be based upon the total amount, including aggregate adjustments and accrued interest, due under the Momentum Note at Maturity I and upon the Maturity I Average Trading Price. The trading range of the Common Stock during 1996 has been between $1.50 and $2.25. Without considering the effect of any adjustments to the amount which will be due at Maturity I, and if the Maturity I Average Trading Price were equal to $1.88, the midpoint of the recent trading range of the Common Stock, Harken would be required to issue approximately 4,250,000 shares of Common Stock if Harken elects to convert the amount due at Maturity I into shares of Common Stock. The number of shares which may actually be issued at Maturity I, however, could be significantly more or less than 4,250,000. In addition, Harken currently plans to elect to convert the amount due at Maturity II into shares of Common Stock.

         Harken does not currently have a sufficient number of authorized and unissued shares of Common Stock which have not previously been reserved for other purposes to be able to convert the amounts due under the Momentum Note at Maturity I or Maturity II into shares of Common Stock. Harken believes, however, that it will have a sufficient number of shares available to convert the amount due at Maturity I as certain shares currently reserved for future issuance are not expected to be used for their intended purpose. If the proposed amendment to Harken's Certificate of Incorporation is not approved by the stockholders at the Annual Meeting and if the shares previously reserved do not become available, Harken Exploration will not be able to exercise its option to convert the amounts due at Maturity I into shares of Common Stock. Harken and Harken Exploration do not currently have sufficient cash reserves, nor do they anticipate that they will generate sufficient cash flow from operations to be able to repay the amount anticipated to be due at Maturity I. In the event that Harken Exploration is unable to convert the amount due at Maturity I into shares of Common Stock, Harken anticipates that it would be required to seek additional sources of financing in order to repay such amount. There can be no assurance such financing could be secured on terms acceptable to Harken. If Harken Exploration were unable to timely pay the amount due at Maturity I, Momentum would be entitled to assume operations of the Properties and to receive a substantial portion of the proceeds therefrom until such amount were repaid, which could have a material adverse effect on the financial condition of Harken.

VOTE REQUIRED TO APPROVE AMENDMENT TO HARKEN'S CERTIFICATE OF INCORPORATION

         The adoption of the proposal to amend Harken's Certificate of Incorporation to increase the authorized number of shares of Common Stock requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO HARKEN'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

     PROPOSAL TWO: AMENDMENT TO 1993 STOCK OPTION AND RESTRICTED STOCK PLAN

         The Board of Directors and the Compensation Committee (the "Committee") have determined that it is in the best interest of Harken and its stockholders to amend the Harken Energy Corporation 1993 Stock Option and Restricted Stock Plan (the "Plan") to increase the number of shares of Common Stock authorized for issuance under the Plan from 3,000,000 to 4,000,000.

         Harken has historically used stock options to attract, retain and motivate key employees and directors, by providing them incentives to enhance the growth and profitability of Harken. The Plan furthers these objectives by providing incentives to persons with experience and ability to remain in the employ of Harken or its subsidiaries, by allowing Harken to attract new employees and consultants whose services are considered valuable to Harken or its subsidiaries and by encouraging a proprietary interest by such persons in the development and financial success of Harken.

         As of April 22, 1996, there were only 170,000 shares of Common Stock available for the grant of options under the Plan. The Board of Directors believes that this is not a sufficient number of shares of Common Stock to accomplish the objectives described above. The inclusion of 1,000,000 additional shares of Common Stock subject to the Plan will enable Harken to further promote these objectives.

         The Plan was initially approved by the Board of Directors in 1993.
The Plan provides for the grant to selected employees and consultants of Harken of (i) options to purchase shares of Common Stock and (ii) shares of restricted stock. The stockholders approved the Plan in June 1993, at the Annual Meeting of the Stockholders. The options granted under the Plan are intended to be either incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code or options that do not meet the requirements for Incentive Stock Options ("Nonstatutory Options").

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PRIOR GRANTS OF PLAN AWARDS

         As of April 22, 1996, options exercisable for 2,830,000 shares of Common Stock had been previously granted pursuant to the Plan.

AMOUNT OF STOCK SUBJECT TO THE PLAN

         Under the terms of the Plan as it currently exists, Harken may grant
(i) options ("Options") to purchase shares of Common Stock, and (ii) awards of shares of Common Stock containing certain restrictions ("Restricted Stock") (collectively, grants of Options and Restricted Stock are referred to in this Proxy Statement as "Plan Awards") with respect to an aggregate of 3,000,000 shares of Common Stock. If the proposal to amend the Plan is adopted by the stockholders at the Annual Meeting, the number of shares of Common Stock available for issuance under the Plan will be increased from 3,000,000 to 4,000,000.

ADMINISTRATION OF THE PLAN

         The Committee shall administer the Plan. The Committee shall consist of at least two persons and all Committee members shall be "disinterested persons" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Security Exchange Act of 1934, as amended.

ELIGIBILITY OF PLAN AWARDS

         Plan Awards may be granted to selected employees and consultants of Harken or its subsidiaries (the "Participants") in consideration for services provided to Harken or its subsidiaries; provided, however, that no Incentive

Stock Option may be granted to any individual who is not an employee of Harken
or one of its subsidiaries on the date of grant.   Harken currently has two
persons serving as directors who are also employees of Harken. Any employee-director is eligible to receive Plan Awards, unless such person serves on the Committee.

         Participation in the Plan will be determined in the sole discretion of the Committee. The committee has not made any determinations as to the recipient of any future Plan Awards, including any Plan Awards with respect to the additional shares of Common Stock which will be subject to the Plan if this proposal is adopted by the stockholders at the Annual Meeting. Therefore, the number of Participants participating in the Plan in the next fiscal year and the benefits or amounts that will be received by or allocated to each of the Participants cannot be determined precisely. Similarly, the benefits which will be allocated to the executive officers cannot be determined at this time.

OPTIONS UNDER THE PLAN

         The exercise price for any Incentive Stock Option granted under the Plan shall be not less than 100% of the fair market value per share on the date of grant of such Option. In the event that an Incentive Stock Option is granted to any person who, at the time such Incentive Stock Option is granted, owns more than ten percent of the total combined voting power of all classes of shares of Harken or of any subsidiary corporation of Harken (a "Ten Percent Shareholder"), then the exercise price of the shares shall be not less than 110% of the fair market value of the shares on the date the Option is granted. The exercise price under any Nonstatutory Option granted under the Plan shall be such amount as the Committee may deem appropriate. If there is a public market for the Common Stock and it is listed on a stock exchange, fair market value means the closing sales price of the Common Stock per share as reported in the Wall Street Journal as of the date of grant.

         Any Option granted under the Plan is exercisable at such times, under such conditions (including, without limitation, performance criteria with respect to Harken and/or the optionee), in such amounts and during such period or periods as the Committee determines on the date of the grant of such Option
is granted.   Such Options, however, shall not be exercisable after the
expiration of ten years from the date such Option is granted. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Options shall not be exercisable after the expiration of five years from the date such Option is granted.

         Payment for the shares upon exercise of an Option shall be made in cash, by certified check or, if authorized by the Committee, by delivery of other shares of Common Stock having a fair market value on the date of delivery equal to the aggregate exercise price of the shares as to which Option is being exercised, or by any combination of such methods or by any other method of payment as may be permitted by applicable law.

         To the extent that the aggregate fair market value (determined on the date of grant) of the shares with respect to which an Incentive Stock Option is exercisable for the first time by an individual during any calendar year under the Plan and all other plans maintained by Harken exceeds $100,000, the Option will not be treated as an Incentive Stock Option.

         The Committee may establish procedures under the Plan for an Optionee:
(a) to pay the exercise price for the shares by withholding from the total number of shares to be acquired upon exercise of an Option that number of shares having a fair market value equal to the exercise price; (b) to have withheld from the total number of shares to be acquired, in the same manner as
(a) above, the withholding obligation for federal and state income and other taxes; and (c) to exercise a portion of the Option by delivering already-owned shares in payment of the exercise price.

         In general, if an Optionee ceases to be an employee or consultant of Harken, as the case may be, for reasons other than Permanent and Total Disability or Death, he will have until the earlier of (i) 90 days in the case of an Incentive Stock Option, and six months in the case of a Non-statutory Option or (ii) the date the Option expires to exercise the Option, to the extent the Optionee was entitled to exercise the Option on the date of termination.

         If an Optionee is unable to continue to perform services for Harken or any of its subsidiaries as a result of Permanent and Total Disability he will have until the earlier of 12 months from the date of such disability or the date the Option expires to exercise the Option, in whole or in part, to the extent the Optionee was entitled to exercise the Option on the date of such disability. In the case of an Incentive Stock Option, the Optionee must have been an employee since the date of grant and must be an employee on the date of Permanent and Total Disability, to take advantage of this provision.

         In the case of death of an Optionee, the same rule applies as in the case of Permanent and Total Disability, above.

         An Option granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and is not assignable by operation of law or subject to execution, attachment or similar process.

RESTRICTED STOCK UNDER THE PLAN

         The Committee may grant awards of Restricted Stock under the Plan in accordance with the terms and conditions set forth in an agreement between Harken and the Participant. Restricted Stock may be granted by the Committee either separately or in combination with Options. Each grant of Restricted Stock shall require a Participant to remain an employee or consultant of Harken or its subsidiaries for at least six months from the date of grant. Restricted Stock shall be granted to Participants for services rendered to Harken, and at no additional cost to the Participant; provided, however, that the value of such services must equal or exceed the par value of the Restricted Stock granted to the Participant.

         Harken shall establish a Restricted Stock Account for each Participant, to which Restricted Stock granted to the Participant shall be credited. Every credit of Restricted Stock shall be merely a bookkeeping entry and every grant of Restricted Stock shall be considered contingent and unfunded until the restrictions lapse. During the period of restriction such accounts shall be subject to the claims of Harken's creditors. No Participants shall have any rights in his Restricted Stock Account other than those of an unsecured general creditor of Harken. On the date the restrictions lapse, the Restricted Stock shall vest in the Participant.

         The terms, conditions and restrictions of the Restricted Stock shall be determined by the Committee on the date of grant. The restrictions shall lapse based upon performance measures, targets, holding period requirements and other criteria established by the Committee. Such criteria may vary among the grants of Restricted Stock; provided, however, that once the Restricted Stock has been granted and the criteria are established, such criteria may not be further modified with respect to such grant. The Restricted Stock may not be sold, assigned, transferred, redeemed, pledged or otherwise encumbered during the period that the restrictions apply.

         The Committee, in its sole discretion, may establish procedures by which a Participant may defer the transfer of Restricted Stock to the Participant.

         The Committee may provide from time to time that amounts equivalent to dividends paid with respect to Common Stock be payable with respect to the Restricted Stock held in the Restricted Stock Account. Such amounts shall be credited to the Restricted Stock Account but shall be payable to the Participant only when the restrictions lapse.

         If a Participant, with the consent of the Committee, ceases to be an employee or ceases to provide services to Harken or any of its subsidiaries, or suffers a Permanent and Total Disability or dies, the vesting or forfeiture of a Participant's Restricted Stock shall be determined by the Committee, in its sole discretion. A Participant who ceases to be an employee or to perform services for Harken or any of its subsidiaries for any other reason shall forfeit all of his grants of Restricted Stock which are still under restriction.

CAPITALIZATION ADJUSTMENTS; MERGER; CHANGE IN CONTROL

         Subject to any required action by the stockholders of Harken, the number of shares covered by each outstanding Option (as well as the exercise price covered by any outstanding Option), the number of shares of Restricted Stock granted (but still subject to restrictions) and the aggregate number of shares that have been authorized for issuance under the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by Harken.

         Unless otherwise provided by the Committee, any Options and grants of Restricted Stock shall terminate immediately prior to the consummation of a proposed dissolution or liquidation of Harken, a proposed sale of all or substantially all of the assets of Harken, or the proposed merger or consolidation of Harken with or into another corporation. The Committee may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Committee and give each Optionee the right to exercise his Option as to all or any part of the shares covered by such Option, including shares as to which the Option would not otherwise be exercisable.

         Subject to the above paragraph, upon a Change in Control (as defined below) of Harken, (i) all the outstanding Options shall immediately become fully exercisable, and (ii) any restrictions on the Restricted Stock will lapse and such Restricted Stock shall immediately vest in the Participant. For these purposes, a "Change in Control" shall have occurred if: (i) any person other than Harken or its subsidiaries, or an employee benefit plan of Harken or its subsidiaries, is or becomes the beneficial owner of 50% or more of the Common Stock; or (ii) a majority of the present members of Harken's Board of Directors cease to be members of the Board of Directors.

AMENDMENT OF THE PLAN

         The Committee in its sole discretion may, from time to time, amend the Plan; provided that no amendment will be made without the requisite approval of the stockholders of Harken, that will (i) change the aggregate number of shares that may be issued under the Plan, other than any increase or decrease in the number of issued shares effected without receipt of consideration by Harken,
(ii) change the designation of the Participants eligible to be granted Plan Awards, or (iii) change the Plan so as to materially increase the benefits accruing to the Participants under the Plan.

TERM AND TERMINATION OF THE PLAN

         The Plan will continue in effect for a term of ten years from the date initially adopted by Board of Directors, unless sooner terminated. The Committee may terminate the Plan at any time in its sole discretion. Neither Restricted Stock nor Options may be granted after the Plan is terminated. The termination of the Plan, or any amendment thereto, shall not affect any shares previously issued to a Participant, any Option previously granted under this Plan or any shares of Restricted Stock previously granted to a Participant.

MISCELLANEOUS

         The Plan is not qualified under the provision of Section 401(a) of the Internal Revenue Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

FEDERAL INCOME TAX CONSEQUENCES

         The following general summary is based upon the Internal Revenue Code and does not include a discussion of any state or local tax consequences.

         Incentive Stock Options.

         An optionee does not realize taxable income upon the grant or exercise of an Incentive Stock Option.

         The income tax treatment of any gain or loss realized upon an Optionee's disposition of shares received upon exercise of an Incentive Stock Option depends on the timing of the disposition. If the Optionee holds the shares received upon exercise of an Incentive Stock Option for at least two years from the date such Incentive Stock Option was granted, or one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the Optionee's tax basis will be taxed as long-term capital gain or loss.

         If an Optionee disposes of the shares before the end of the applicable holding periods described above (i.e., he makes a "disqualifying disposition"), such Optionee may be deemed to be in receipt of taxable income in the year of the disqualifying disposition, depending on the selling price. If the selling price exceeds the fair market value of the Incentive Stock Option on the date of exercise, the excess of the fair market value over the exercise price is taxable to the Optionee as ordinary income, and the excess of the selling price over the fair market value is taxable to the Optionee as capital gain. If the selling price exceeds the exercise price but not the fair market value on the date of exercise, the excess of the selling price over the exercise price is taxable to the Optionee as ordinary income. If the selling price is less than the exercise price, the difference is treated as capital loss.

         Harken is not entitled to a deduction for federal income tax purposes with respect to the grant or exercise of an Incentive Stock Option or the disposition of shares acquired upon exercise (if the applicable holding periods have been met). In the event of a disqualifying disposition, however, Harken is entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Optionee.

         Certain Optionees may be subject to the alternative minimum tax which in individual cases could reduce or eliminate any tax benefits to them under the Plan.

         Nonstatutory Stock Options.

         An Optionee will not recognize any taxable income upon the grant of a Nonstatutory Option. However, upon exercise of a Nonstatutory Option, an Optionee must recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Upon the subsequent disposition of the shares, the Optionee will realize a capital gain or loss, depending on whether the selling price exceeds the fair market value of the shares on the date of exercise. The Optionee's holding period in the shares, for capital gains and losses purposes, begins on the date of exercise.

         Different rules may apply with respect to exercises by Optionees subject to the short-swing profit recapture provisions of Section 16(b) of the Exchange Act (in general, officers, directors and Ten Percent Shareholders who have not held their options for at least six months). Section 83 of the Internal Revenue Code provides that such an Optionee will not recognize ordinary income upon exercise (and the capital gains holding period will not begin) if the sale of shares acquired by such Optionee pursuant to an Option could subject the Optionee to suit under Section 16(b). Such an Optionee would then recognize ordinary income (and the capital gains holding period would begin) when the Optionee is no longer subject to suit under Section 16(b). Persons acquiring shares subject to such a restriction, however, may elect (within 30 days of exercise of the Option) under Section 83(b) of the Internal Revenue Code, to be taxed as of the date of exercise, thereby fixing the ordinary income recognized from the exercise to the spread between the fair market value on the date of exercise and the exercise price paid for the shares. Any change in the value of the shares after the date of exercise would be recognized as capital gain or loss only if and when the shares are disposed of by the Optionee. If the Section 83(b) election is made, the Optionee's capital gains holding period begins on the date of exercise.

         An Optionee's tax basis in the shares received on exercise of a Nonstatutory Option will be equal to the amount of consideration paid by the Optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares. Harken will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the Optionee recognizes taxable income, provided that Harken satisfies its withholding tax obligation with respect to such income.

         If an Optionee exercises a Nonstatutory Option by delivering other shares of Harken, the Optionee will not recognize gain or loss with respect to the shares delivered by the Optionee, even if the then fair market value of such shares is different from the Optionee's tax basis therein. The Optionee, however, will be taxed as described above with respect to the exercise of the Nonstatutory Option as if he had paid the exercise price in cash, and Harken likewise generally will be entitled to an equivalent tax deduction. The Optionee's tax basis in the shares received on such exercise will be equal to his basis in the number of shares surrendered on such exercise plus the fair market value of the number of shares received in excess of the number of shares surrendered and the holding period for such number of shares received will include the holding period of the shares surrendered.

         Restricted Stock.

         The Participant will not recognize taxable income upon the grant of Restricted Stock because the Restricted Stock will be nontransferable and subject to a substantial risk of forfeiture. The Participant will recognize ordinary income at the time at which the restrictions that impose a substantial risk of forfeiture of such shares (the "Restrictions") lapse, in an amount equal to the fair market value of such shares at such time. The ordinary income recognized by a Participant with respect to shares awarded pursuant to the Plan will be deemed compensation income subject to applicable wage withholding.

         A Participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to include in gross income the fair market value of the Restricted Stock, notwithstanding that the Restricted Stock would otherwise not be included in gross income at that time. If such election is made within 30 days of the date of grant, then the Participant would include in gross income the fair market value of the Restricted Stock on the date of grant, and any change in the value of the shares after the date of grant would be capital gain or capital loss only if and when the shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant's capital gains holding period begins on the date of the grant.

         If a Section 83(b) election is made and the Participant then forfeits the Restricted Stock, the Participant may not deduct as an ordinary loss the amount previously included in gross income.

         Dividends received on the shares when the Restrictions on such shares lapse will be treated as additional compensation, and not dividend income, for federal income tax purposes and will be subject to applicable wage withholding.

         A Participant's tax basis in shares of Restricted Stock received pursuant to the Plan will be equal to the ordinary income recognized by such Participant. Unless a Section 83(b) election is made, the Participant's holding period for such shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions on such shares lapse.

         In general, Harken will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by a Participant with respect to shares of Restricted Stock awarded pursuant to the Plan, provided that Harken satisfies its withholding obligation with respect to such income.

         If, subsequent to the lapse of Restrictions on his or her shares, the Participant sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares to the Participant will be taxed as long-term or short-term capital gain or loss, depending on whether the Participant's holding period for such shares exceeds the applicable holding period at the time of sale.

VOTE REQUIRED TO APPROVE AMENDMENT TO THE PLAN

         The adoption of the proposal to amend the Plan to increase the number of shares of Common Stock subject to the Plan requires the affirmative vote of the holders of a majority of the total number of shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting or any adjournment thereof.

                    PROPOSAL THREE:   ELECTION OF DIRECTORS

         The number of directors constituting the full Board of Directors of Harken has been established as eight (8) in accordance with Harken's Bylaws. The Certificate of Incorporation provides that the number of Directors be divided into Classes A, B and C, with staggered terms of three (3) years each. Three Class C Directors will be elected at the Annual Meeting to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

NOMINEES FOR ELECTION AS CLASS C DIRECTORS:

                                                                              Director
 Name, Age and Business Experience                                              Since
 ---------------------------------                                       ------------------
 DONALD W. RAYMOND (Age - 58) - Consultant to Harken from February              1993
 1993 to August 1995; Chairman, CFO and Treasurer of Chuska
 Resources Corporation from 1988 to February 1993; Chairman of
 Sireen Oil, Inc. from 1984 to present

 RICHARD H. SCHROEDER (Age - 51) - President of Harken from March               1994
 11, 1994 to present; President and owner of RHS Management, a consulting firm, from November 1990 to March 1994; President of
 Rosewood Resources, Inc. from January 1983 to November 1990.

 GARY B. WOOD, PH.D. (Age - 46) - Founder and Chief Executive                   1995
 Officer of Concorde Financial Corporation, a registered
 investment advisor from 1981 to the present; Founder and Chairman of OmniMed Corporation, a health care and medical technology investment and management company from 1982 to the present;
 Chairman of Positron Corporation, Alpha Holdings and
 International Hospital Corporation, and Director of the Baylor
 Research Institute, the American British Cowdray Hospital
 Foundation in Mexico City, The Health Industry Council and
 Concorde Funds, Inc.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. RAYMOND, SCHROEDER AND WOOD TO THE BOARD OF DIRECTORS.

DIRECTORS CONTINUING IN OFFICE:

                                                                            Director             Term
 Name, Age and Business Experience                                            Since             Expires
 ---------------------------------                                         -----------        -----------
 MICHAEL M. AMEEN, JR. (Age - 72) - From 1989 to present Mr. Ameen            1994                1998
 has served as a part time consultant to Harken with regard to
 Middle Eastern exploration projects; Independent Consultant on
 Middle East Affairs for the past five years; Director of Anera (a charitable organization); Director of Amideast (a charitable organization); Director of Middle East Institute.

                                                                            Director             Term
 Name, Age and Business Experience                                            Since             Expires
 ---------------------------------                                         -----------        -----------
 MICHAEL R. EISENSON (Age - 40) - Director of ImmunoGen, Inc., a              1987                1998
 biopharmaceutical company; Director of Somatix Therapy
 Corporation, a biopharmaceutical company; Director of NHP, Inc.;
 President and Chief Executive Officer of Harvard Private Capital
 Group, Inc., a wholly-owned subsidiary of Harvard Management
 Company, Inc., from 1986 to present, which manages the private equity portfolio of the Harvard University endowment fund.

 MIKEL D. FAULKNER (Age - 46) - Chairman of the Board of Harken               1982                1997
 since February 1991; CEO of Harken since 1982, and President of
 Harken from 1982 until February 1993.

 EDWIN C. KETTENBRINK, JR. (Age - 51) - Founder and sole                      1993                1997
 shareholder of Landmark Environmental, Inc., an environmental consulting firm since 1989; Vice President of Harken and certain of its subsidiaries from 1984 to 1989.
 TALAT M. OTHMAN (Age - 59) - Director of Hartmarx Corporation;               1987                1998
 Chairman and CEO of Grove Financial, Inc.; Chairman of Optimus
 Global; Chairman and CEO of Dearborn Financial, Inc., an
 investment company, from 1983 to 1995.


VOTE REQUIRED TO BE ELECTED AS A DIRECTOR

         To be elected a Director, each nominee must receive the affirmative vote of a plurality of the votes duly cast at the Annual Meeting.


                       DIRECTORS' MEETINGS AND COMMITTEES

         During 1995, the Board of Directors held four meetings, which included two regularly scheduled meetings and two special meetings. The Board of Directors also acted by written consent twice. The Board of Directors has standing Audit and Compensation Committees. During 1995, the Audit Committee, comprised of Messrs. Othman and Kettenbrink held two meetings and reviewed the financial statements of Harken and received reports and other communications from Harken's independent auditors. During 1995, the Compensation Committee, comprised of Messrs. Eisenson and Raymond, held no meetings, but acted by written consent twice. The Compensation Committee is responsible for selecting parties eligible for grants of stock options, for making and setting terms for such grants and for setting compensation for the executive officers of Harken and its subsidiaries.

         Harken does not have a Nominating Committee. Nominations for directors of Harken are considered by the entire Board. Stockholders wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of Harken at its corporate offices in Irving, Texas, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

         During 1995, each current member of the Board of Directors attended or acted upon at least seventy-five percent (75%) of (i) the meetings of the Board of Directors (held during the period during which he was a Director), and (ii) the meetings of the committees on which he served (held during the periods that he served on such committees).

                           COMPENSATION OF DIRECTORS

         During 1995, each Director who was not also an officer, employee or full-time consultant of Harken received a director's fee for each meeting of the Board of Directors or one of its committees which he attended in person in the amount of $2,000. The aggregate amount paid to each Director during 1995 pursuant to such arrangement was $4,000, except for Messrs. Raymond and Wood who received $2,000 each, and Mr. Eisenson, who is unable to accept personally such Director compensation in accordance with the internal policies of Harvard Management Company. Mr. Eisenson's director fee was paid directly to Harvard Management Company. Directors who were also officers, employees or full-time consultants of Harken received no separate compensation for service as Directors.


           CERTAIN MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

         In September 1992, Harken entered into a Consulting Agreement with Mr. Raymond, a Director of Harken. The Consulting Agreement was entered into as a result of the negotiations between Harken and Chuska Resources Corporation ("Chuska") regarding the acquisition of Chuska by Harken. At the time of the execution of the Consulting Agreement, Mr. Raymond was the Chairman of the Board of Directors and Chief Financial Officer of Chuska. Upon consummation of the acquisition of Chuska, Mr. Raymond began serving as full-time consultant to Harken. Mr. Raymond has advised and consulted with management on all phases of Harken's oil and gas operations, and particularly with respect to Harken's domestic oil and gas operations and Harken's relationship with the Navaho Tribe of Indians. The agreement provided that for a period of two years beginning on February 16, 1993, Mr. Raymond would receive $200,000 per year as compensation for the consulting services rendered thereunder, an amount equal to his previous salary received from Chuska, and provided that Mr. Raymond would be entitled to benefits under Harken's group health, disability and life insurance for its employees, be eligible to participate in Harken's 401(k) Savings Plan and 125 Cafeteria Plan and be nominated by Harken to its Board of Directors. Harken further provided, under the terms of such agreement, an office and certain office support for Mr. Raymond's use in Walnut Creek, California. Subsequently, Mr. Raymond agreed to reduce the monthly amount payable under the consulting agreement and to extend the term of the Consulting Agreement until such time as Mr. Raymond had received aggregate payments of $400,000 pursuant to the Consulting Agreement. In 1995, Mr. Raymond received payments of $85,000 under the Consulting Agreement. The Consulting Agreement expired pursuant to the terms thereof on August 15, 1995 and was not extended. Harken believes that the compensation paid to Mr. Raymond was reasonable in light of the services provided and Harken believes that the terms of the Consulting Agreement were no less favorable to Harken than those which could have been obtained from an unaffiliated party.

         Mr. Kettenbrink provided occasional services to Harken during 1995 through his environmental consulting firm, Landmark Environmental, Inc. ("Landmark"). The total of such fees paid during 1995 to Mr. Kettenbrink and/or Landmark pursuant to such services rendered was $6,375. Harken has no contract or agreement with Landmark to utilize its services in preference to any other firm rendering similar services. Harken believes that the fees charged by Mr. Kettenbrink's firm are equivalent to those charged by such firm to unaffiliated parties and are no less favorable to Harken than could have been obtained by Harken from unaffiliated parties.

         Mr. Ameen has served as a part-time consultant to Harken under a Consulting Agreement since 1989. The Consulting Agreement was entered into prior to Mr. Ameen becoming a Director of Harken and was the result of
arms-length negotiations.   Mr. Ameen primarily consults with Harken concerning
Harken's operations in Bahrain and/ or other Middle East projects and related matters. During 1995 Mr. Ameen was paid a total of $15,000 in consulting fees pursuant to such arrangement. This agreement may be terminated by either party by giving notice to the other prior to the annual renewal date for such agreement being December 31 each year. Unless so terminated the agreement will automatically renew for a subsequent one year term under the prior year terms.

         Pursuant to an Amended and Restated Agreement and Plan of Merger dated March 27, 1995, between Harken and Search Exploration, Inc. ("Search"), Harken agreed to nominate and elect Gary B. Wood, a director of Search at the time, to Harken's Board of Directors to serve in such position through the 1996 Annual Meeting. Upon the consummation of the acquisition of Search by Harken, Dr. Wood was elected to Harken's Board of Directors. Dr. Wood has been renominated by Harken to serve as a Class C Director for a term expiring in 1999.


                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the compensation paid during fiscal years 1995, 1994 and 1993 to Harken's Chief Executive Officer and Harken's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers").

                                                SUMMARY COMPENSATION TABLE

                                           Annual Compensation                            Long Term Compensation
                            -------------------------------------------------      ---------------------------------
                                                                                      Securities
 Name and                   Fiscal                               Other Annual         Underlying         All Other
 Principal Position          Year       Salary        Bonus      Compensation      Options/SAR's (#)    Compensation
 ------------------          ----       ------        -----      ------------      -----------------    ------------

 Mikel D. Faulkner           1995    $150,000             --     $  182,239 (1)         325,000              --
  Chairman and Chief         1994    $155,938             --     $  179,899             325,000              --
   Executive Officer         1993    $165,688        $65,000     $   11,264              91,686              --

 Richard H. Schroeder        1995    $150,000             --     $    9,598 (2)         275,000              --
  President and Chief        1994    $120,581(6)          --     $    4,400             400,000              --
  Operating Officer          1993          --             --             --                  --              --

 Bruce N. Huff               1995    $135,000             --     $    2,596 (3)         100,000              --
  Sr. Vice President and     1994    $135,000             --     $    2,596             225,000              --
  Chief Financial            1993    $139,145        $    89     $   11,111                  --              --


 Larry E.  Cummings          1995    $105,000             --     $    2,310 (4)          20,000              --
  Vice President,            1994    $105,000             --     $    2,310              75,000              --
  Secretary and              1993    $101,062        $    89             --              42,845              --
  General Counsel

 Stephen C. Voss             1995    $102,000             --     $    3,276 (5)         100,000              --
  Sr. Vice President         1994    $102,000             --     $    2,984             225,000              --
                             1993    $ 99,961        $25,089     $   20,942                  --              --

__________________________
(1) Includes $6,656 relating to use of a company car, $2,250 of 401(k) matching and $173,333 of debt forgiveness.
(2) Includes $6,000 related to the use of a company car, $1,288 for unused sick leave and vacation and $2,310 of 401(k) matching.
(3)      Unused sick leave and vacation.
(4)      401(k) matching.
(5) Includes 401(k) matching of $2,310 and $966 relating to the use of a company car.
(6) Represents compensation received during 1994 beginning on Mr. Schroeder's date of hire on March 11, 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              Number of           % of Total
                              Securities        Options/SAR's                                               Grant
                              Underlying          Granted to       Exercise Basis                            Date
                            Options/SAR's        Employees in           Price            Expiration        Present
 Name                           Granted            Fiscal Year         ($/sh)               Date           Value(1)
 ----                      ----------------    ----------------    --------------       ------------       --------
 Mikel D. Faulkner             325,000              24.6%              $2,000             03/29/05         $436,748
 Richard H. Schroeder          275,000              20.8%              $2.000             03/29/05         $369,556
 Bruce N. Huff                 100,000               7.6%              $2.000             03/29/05         $134,384
 Stephen C. Voss               100,000               7.6%              $2.000             03/29/05         $134,384
 Larry E. Cummings              20,000               1.5%              $2.000             03/29/05         $ 26,876

__________________________
(1) The grant date present value of these options was calculated based upon the Black-Scholes valuation method which calculated such present value as $1.34 per option. This analysis took into consideration the grant date market price of the Common Stock of $1.875 per share, an assumed six (6) year life of such options and a risk free rate of return of 7%.


                                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR END OPTION/SAR VALUES

                                                      Number of Securities            Value of Unexercised
                                                     Underlying Unexercised               In-The-Money
                           Number of                    Options/SAR's at                 Option/SAR's at
                         Shares/SAR's                    Fiscal Year End               Fiscal Year End (1)
                          Acquired on     Value    ---------------------------    ----------------------------
 Name                      Exercise     Realized   Exercisable   Unexercisable    Exercisable    Unexercisable
 ----                      --------     --------   -----------   -------------    -----------    -------------
 Mikel D. Faulkner            ---         ---        397,492       568,750            $221,807         $ 91,406
 Richard H. Schroeder         ---         ---        100,000       575,000            $ 37,500         $112,500
 Bruce N. Huff                ---         ---        106,250       268,750            $ 21,094         $ 63,281
 Stephen C. Voss              ---         ---         96,250       268,750            $ 21,094         $ 63,281
 Larry E. Cummings            ---         ---        128,814        76,250            $ 68,157         $ 21,094

__________________________
(1) The closing price for the Common Stock as reported on the American Stock Exchange as of December 31, 1995 was $1.75. Value was calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Common Stock underlying the option.

                              CERTAIN TRANSACTIONS

         Loan to Executive Officer. In September 1989, Harken's Board of Directors approved a loan to Mikel D. Faulkner, Chief Executive Officer and a director of Harken, in the amount of $520,000. The loan bears interest at the Broker Loan Rate (5% at December 31, 1994 and 1995) plus 1/2% and is due October 2, 1999. The loan is secured by vested stock options to purchase 266,790 shares of Common Stock at an exercise price of $1.00 per share. During 1994, an agreement was reached with Mr. Faulkner whereby the loan, together with accrued interest, was scheduled to be forgiven equally over three equal installments in April 1994, July 1995 and December 1996 contingent upon Mr. Faulkner remaining employed with Harken through the date of each such installment. In addition, the expiration date of the stock options held as security for such loan was extended until March 11, 2001. During 1995, the largest amount of indebtedness under this loan was $346,666, and the amount of current indebtedness is $173,333.

         Sale of Investment Securities. On February 27, 1995, Harken entered into a Stock Purchase Agreement (the "Sale Agreement") with Phemus Corporation ("Phemus"), an affiliate of a major stockholder of Harken (see "Ownership of Common Stock - Security Ownership of Certain Beneficial Owners") pursuant to which Sale Agreement Harken sold to Phemus 74,502 shares of the Series C Preferred Stock of E-Z Serve Corporation, a former subsidiary, for an aggregate sales proceeds of $2,744,728. In connection with this transaction, an affiliate of Quadrant Management Co., Inc., also a major stockholder of Harken, also purchased from Harken 817 shares of Series C Preferred Stock of E-Z Serve Corporation for an aggregate sales proceeds of $35,000. The purchase price of the shares was determined by calculating the value of the shares of common stock of E-Z Serve Corporation into which the shares of Series C Preferred Stock were convertible, with an approximately 30% reduction due to the illiquid nature of the E-Z Corporation common stock and the status of such shares as "restricted securities" under the Securities Act of 1933. Harken believes that the terms were no less favorable to Harken than those which could have been obtained from an unaffiliated party. This transaction as a whole was considered by Harken's Board of Directors at a special meeting held on February 17, 1995. Harken's Board of Directors unanimously approved this transaction at such meeting, with Mr. Eisenson abstaining from the vote and consideration of the matter due to a potential conflict of interest.

         Redemption of Preferred Stock.    In December 1995, Harken entered
into a Purchase, Sale and Exchange Agreement with Tejas Power Corporation. Pursuant to such agreement, Harken transferred 1,000 shares of Series B Preferred Stock of Tejas Power Corporation (the "Tejas Preferred") which it held along with $56,250 in cash and a promissory note of Harken bearing interest at 10% in the principal amount of $393,750 in exchange for 186,750 shares of Series C Cumulative Convertible Preferred Stock of Harken (the "Harken Preferred") held by Tejas Power Corporation. The terms of the exchange were determined by calculating the present value of the difference between the redemption value of the Tejas Preferred and the redemption value of the Harken Preferred. Phemus Corporation and NAR Group Limited, both of which are significant stockholders of Harken, together own approximately 14.5% of the common stock of Tejas Power Corporation. Harken believes that the terms of this transaction were no less favorable to Harken than those which could have been obtained from an unaffiliated party.

         General. Directors of Harken who had a direct or indirect interest in any such transaction other than as a director of Harken did not participate in, and were not consulted in connection with, the meetings or deliberations of the Board of Directors approving such transactions.


                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee"), which is composed of two independent non-employee directors, develops and oversees Harken's executive compensation strategy. The strategy is implemented through policies and programs designed to support the achievement of Harken's business objectives and the enhancement of stockholder value. The Committee reviews on an ongoing basis all aspects of executive compensation. The Committee regularly reports to the Board of Directors on all items of compensation.

         The Committee's executive compensation policies and programs support the following objectives:

         o To offer compensation opportunities that attract high quality individuals to Harken, motivates them to perform at their highest levels and rewards them for outstanding achievement.

         o To align management's compensation with the annual and long-term performance of Harken.

         o To maintain a significant portion of management's total compensation at risk, tied primarily to the creation of stockholder value.

         The basic elements of Harken's executive compensation strategy are:

         Base salary. The Committee annually reviews each executive's base salary. In establishing annual compensation for executive officers, the Compensation Committee takes into consideration many factors in making a determination of aggregate compensation. Such factors during 1995 included:
(i) the financial results of Harken during the prior year; (ii) the performance of the Common Stock in the public market; (iii) prior compensation paid to such executives over the past five years; (iv) compensation of executive officers employed by companies comparable to Harken; (v) the achievements of management in completing significant projects during the year; and (vi) management's dedication and commitment in support of Harken. Although the Committee compares the compensation paid to Harken's executive officers with compensation paid by comparable companies, the Committee uses such comparison only as one factor in determining compensation levels for Harken's executive officers and the Committee does not set a target compensation level in comparison to the range of compensation paid by comparable companies. The Committee believes, however, that the compensation paid to Harken's executive officers is below average as compared to compensation at comparable companies. The Committee exercises its judgement based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. Upon review of the factors described above, the Committee concluded that the management exhibited great dedication and commitment in support of Harken and made significant achievements in 1994 including the acquisition of oil and gas interest which increased the Company's domestic oil and gas reserve base and the significant progress toward Harken's Colombian exploration efforts. Such efforts were offset, however, by the losses incurred in 1994 and the poor performance of the Common Stock in 1994 relative to the stock market as a whole. After reviewing the above described factors and taking into account the recommendations of the Chief Executive Officer and Chief Operating Officer, the Committee set salary levels for 1995. Cash compensation for 1995 was set at 1994 levels without increase.

         Cash bonuses. The Committee annually determines cash bonus levels based upon the same factors considered when setting each executive's base salary. In 1995, no cash bonuses were granted.

         Long-term incentive compensation. Harken's long-term incentive compensation consists of Harken Stock Option Plans.

         The Committee views the granting of stock options and restricted stock awards as a significant method of aligning management's long-term interests with those of the stockholders. The Committee encourages executives, individually and collectively, to maintain a long-term ownership position in
Harken's Common Stock.   The Committee determines awards to executives based on
its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of Harken's long-term performance goals, and current practices of comparable companies. The exercise price of all stock options granted in 1995 was at or above the closing price of Common Stock on the date of grant and all stock options vest incrementally over a four year period. Restricted stock grants are used selectively to attract and retain executives and to recognize outstanding performance, however, no restricted stock awards were made in 1995.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Mr. Mikel D. Faulkner is the Chief Executive Officer and Chairman of the Board of Harken. The Committee considered Harken's strong performance in 1994 in its annual review of Mr. Faulkner's compensation.

         The Committee took note of the fact that Harken made significant progress in 1994 towards implementing its overall business strategy. Specifically, Harken completed an acquisition of oil and gas interest in 1994 which increased

Harken's domestic oil and gas reserve base and made significant progress in its Colombian exploration efforts including the execution of two Association Contracts with the Colombian state-owned oil company.

         The Committee set Mr. Faulkner's base salary for 1995 at the same level as 1994 with no increase, and no cash bonus was granted to Mr. Faulkner. The Committee did determine to grant Mr. Faulkner options to purchase 325,000 shares of Common Stock, which vest in equal increments over a four year period. In granting options to Mr. Faulkner, the Committee took into consideration the amount and terms of the options already held by Mr. Faulkner.

FEDERAL INCOME TAX CONSIDERATIONS

         In 1993, the Internal Revenue Code was amended to place a $1 million cap on the deductibility on compensation paid to individual executives of publicly held corporations. The Committee took this change into account, however upon review of the available regulations and interpretations, decided that it would not make the deductibility of Harken's compensation for federal income tax purposes a criterion to be used in establishing compensation of the named executives during the present review cycle. The Committee took into consideration the belief that the current compensation levels of these executives would not be subject to the cap. The Committee continues to recognize that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

                                              By:     Michael R. Eisenson
                                                      Donald W. Raymond

         This foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated by reference; and shall not otherwise be deemed filed under such Acts.

                        PERFORMANCE OF THE COMMON STOCK

         The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Harken specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The graph below compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Value Line Petroleum Producing Companies Index over the same period (assuming the investment of $100 in the Common Stock, the S&P 500 Index and the S&P High Technology Composite Index on December 31, 1990 and reinvestment of all dividends).


                             [PERFORMANCE CHART]


                                                                        December 31,
                                                -------------------------------------------------------------
                                                1990       1991       1992        1993        1994       1995
                                                ----       ----       ----        ----        ----       ----
 Harken Energy Corp                             $100       $400       $255         $ 90        $170       $140
 S&P 500 Index                                   100        126        132          141         139        185
 Value Line Petroleum Producing Co. Index        100         90         95          105          90        104

                           OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding each person who is known by Harken to beneficially own five percent (5%) or more of the outstanding shares of Common Stock as of April 22, 1996. Unless otherwise indicated, such persons have sole voting and investment power with respect to such shares and all such shares are owned beneficially and of record by the person indicated.

                                                 Amount of Beneficial
                                                 --------------------
 Name and Address of Beneficial Owner                 Ownership                Percent of Class
 ------------------------------------                 ---------                ----------------
 Aeneas Venture Corporation                         9,085,723 (1)                   11.64%
 Phemus Corporation
 Harvard Master Trust
 Harvard Yenching Institute
 c/o Harvard Management Company, Inc.
 600 Atlantic Ave., 26th Floor
 Boston, Massachusetts 02210-2203

 Abdullah Taha Bakhsh                               6,735,364 (2)                    8.63%
 % Traco International, N.V.
 P. O. Box 459
 Jeddah, Saudi Arabia

__________________________

(1) All shares of Common Stock beneficially owned by Aeneas Venture Corporation ("Aeneas"), Phemus Corporation ("Phemus"), Harvard Master Trust and Harvard Yenching Institute have been aggregated together as such entities may be considered a group for purposes of Rule 13d-5 promulgated under the Securities and Exchange Act of 1934. Such amount also includes 25,000 shares of Common Stock issuable upon the exercise of options at an exercise price of $5.625 per share, which options were transferred to Aeneas from Michael R. Eisenson, a director of Harken, effective April 1, 1991. Aeneas and Phemus are wholly-owned subsidiaries of the President and Fellows of Harvard College ("Harvard") which assist in the management of the Harvard University
         endowment fund. Michael Eisenson is the President and Chief   Executive
         officer of Harvard Private Capital Group, Inc. ("HPC") which is a wholly-owned subsidiary of Harvard Management Company, Inc. ("HMC") and the investment advisor for Aeneas and Phemus. Although Mr. Eisenson has primary investment responsibility for the Aeneas and Phemus shares, he does not possess either sole investment or sole voting power over the shares. Instead, Mr. Eisenson shares such authority with Jack Meyer, President and Chief Executive Officer of HMC. Investment and voting power over the Harvard Master Trust and Harvard-Yenching Institute shares is shared by Jane Mendillo, Jack Meyer and Verne Sedlacek.


(2) Includes shares of Common Stock owned of record by Traco International, NV ("Traco") and Atherstone Corporation NV ("Atherstone"). Traco is wholly-owned by Mr. Bakhsh, and Atherstone is indirectly owned by Mr. Bakhsh. The basis for certain of this information is Amendment 8 to Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on August 7, 1992 by Abdullah Taha Bakhsh.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the number of shares of Common Stock beneficially owned by each Director, each named executive officer, and all of Harken's Directors and executive officers as a group as of April 22, 1996.

                                             Amount of            Shares
                                             Beneficial         Subject to         Percent
 Name                                      Ownership (1)        Options (2)        of Class
 ----                                      -------------        -----------       ---------
 Michael M. Ameen, Jr.                        11,000                   5,000          (5)
 Larry E. Cummings                           172,239                 152,564          (5)
 Michael R. Eisenson                       8,383,152 (3)              25,000         10.74%
 Mikel D. Faulkner                           562,329                 559,992          (5)
 Bruce N. Huff                               187,500                 187,500          (5)
 Edwin C. Kettenbrink, Jr.                         0                       0          (5)
 Talat M. Othman                              25,000                       0          (5)
 Donald W. Raymond                           242,500                       0          (5)
 Richard H. Schroeder                        268,750                 268,750          (5)
 Stephen C. Voss                             177,500                 177,500          (5)
 Gary B. Wood                                106,535 (4)                   0          (5)
 All Directors and Executive              10,136,005               1,376,306         12.76%
 Officers as a Group (11 Persons)


__________________________
(1) Includes shares that may be acquired through the exercise of certain options.

(2) Includes shares issuable upon exercise of currently exercisable options and options exercisable within 60 days of April 22, 1996.

(3) Includes 8,036,473 shares of Common Stock held of record by Aeneas and 321,679 shares of Common Stock held of record by Phemus.

(4) Includes 57,947 shares issuable upon exercise of warrants held by Dr. Wood and 47,858 shares owned by Concorde Financial Corporation and 730 shares issuable upon exercise of a warrant held by Concorde Financial Corporation, which is 90% owned by Dr. Wood.

(5)      Less than one percent (1%)

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has served as independent public accountants for Harken since fiscal year 1979. A representative of Arthur Andersen LLP will be invited to attend the Annual Meeting and given the opportunity to make a statement if such representative desires to do so, and, if in attendance will be available to respond to appropriate questions.

         Harken has not selected independent public accountants for fiscal year 1996. Selection of independent public accountants for fiscal year 1996 will be made by the Board of Directors, based upon the recommendations of the Audit Committee.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Harken's Directors and executive officers, and persons who own more than ten percent of a registered class of Harken's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Harken. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulations to furnish Harken with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms and written representations from certain reporting persons, Harken believes that all filing requirements applicable to its Directors, executive officers and persons who own more than 10% of a registered class of Harken's equity securities have been complied with during 1995.


                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Any stockholder desiring to present a proposal to the stockholders at the 1997 Annual Meeting of Stockholders, which currently is expected to be scheduled in June 1997, must transmit such proposal to Harken so that it is received by Harken at its principal executive offices to the attention of the Secretary of Harken on or before December 24, 1996. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.

                      DOCUMENTS INCORPORATED BY REFERENCE

         Harken's Annual Report on Form 10-K/A for the year ended December 31, 1995, a copy of which accompanies this Proxy Statement, is hereby incorporated herein by reference. In addition, the following document, filed with the Commission by Harken, is incorporated by reference into this Proxy Statement:
Harken's Current Report on Form 8-K/A dated December 21, 1995. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         With respect to any document incorporated herein by reference but not delivered to the stockholders, the Company will provide, without charge, to each person to whom this Proxy Statement has been delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Such requests should be directed to: Harken Energy Corporation, 5605 N. MacArthur Blvd., Suite 400, Irving, Texas 75038, Attention: Gregory S. Porter, Telephone Number (214) 753-6900.




                                        By Order of the Board of Directors



                                        Larry E. Cummings,
                                        Secretary
Irving, Texas
April 25, 1996

                           HARKEN ENERGY CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 11, 1996


         The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Harken Energy Corporation ("Harken") to be held June 11, 1996, and (2) constitutes and appoints Mikel D. Faulkner, Bruce
N. Huff and Larry E. Cummings, and each of them, attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act in accordance with the instructions set forth below with respect to, all of the shares of Common Stock of Harken standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned. In their discretion, the proxies may vote upon such other matters as may properly come before the meeting.

1. Approval of an amendment to Harken's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 100,000,000 to 125,000,000.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

2. Approval of an amendment to the Harken Energy Corporation 1993 Stock Option and Restricted Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 3,000,000 to 4,000,000.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. ELECTION OF DIRECTORS. Election of three Class C directors of Harken, to hold office in accordance with Harken's Certificate of Incorporation and Bylaws until the 1999 Annual Meeting of
         Stockholders: Donald W. Raymond, Richard H. Schroeder and Gary B. Wood, Ph.D.

            [ ] FOR all nominees         [ ] WITHHOLD AUTHORITY to
                listed above, except         vote for all nominees
                marked to the contrary       listed above.
                below.

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE OR MORE INDIVIDUAL NOMINEES, WRITE THE NAME OF EACH SUCH NOMINEE IN THE SPACE PROVIDED BELOW.)
         _______________________________________________________________________


         You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This Proxy will be voted as specified. If no specification is made this Proxy will be voted FOR proposals 1, 2, and 3. Your shares cannot be voted unless you sign and return this card.

                                                     (Change of Address)

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        DATED:                             ,1996
                                               ----------------------------

                                        ----------------------------------------
                                                          (Signature)

                                        ----------------------------------------
                                                          (Signature)


                                        NOTE: PLEASE SIGN EXACTLY AS NAME
                                        APPEARS HEREON, JOINT OWNERS SHOULD
                                        EACH SIGN.  WHEN SIGNING AS ATTORNEY,
                                        EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                        GUARDIAN, PLEASE GIVE FULL TITLE AS
                                        SUCH.